UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2011

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company.  Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries.  Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2011, the Human Resources Committee (the “Committee”) of the Pinnacle West Capital Corporation (“Pinnacle West”) Board of Directors (the “Board”) approved the Pinnacle West 2012 Annual Incentive Award Plan (the “PNW Plan”), which provides an incentive award opportunity for Donald E. Brandt, the Chairman of the Board, President, and Chief Executive Officer of Pinnacle West and the Chairman of the Board and Chief Executive Officer of Arizona Public Service Company (“APS”).  On December 14, 2011, the Board, acting on the recommendation of the Committee, approved the APS 2012 Annual Incentive Award Plan (the “APS Plan”) and the APS 2012 Annual Incentive Award Plan for PVNGS Employees (the “Palo Verde Plan”), which provide incentive award opportunities for Pinnacle West and APS employees, including the following “named executive officers” identified in the 2011 Proxy Statement: James R. Hatfield, Senior Vice President, Chief Financial Officer and Treasurer; Randall K. Edington, Executive Vice President and Chief Nuclear Officer of APS; David P. Falck, Executive Vice President, General Counsel and Secretary; and Donald G. Robinson, President and Chief Operating Officer of APS.  The PNW Plan, the APS Plan, and the Palo Verde Plan are referred to collectively herein as the “2012 Plans.”

No incentive payments will be awarded under the PNW Plan or the APS Plan unless Pinnacle West, with respect to Mr. Brandt, and APS, with respect to Messrs. Hatfield, Falck and Robinson, each achieves a specified threshold earnings level.  No incentive payment will be awarded under the Palo Verde Plan, with respect to Mr. Edington, unless the Palo Verde Nuclear Generating Station (“Palo Verde”) achieves specified threshold business unit performance goals.  The Committee will evaluate the impacts of unusual or nonrecurring adjustments to earnings in determining whether any earnings level has been met for purposes of the 2012 Plans, and Arizona Corporation Commission rate-related impacts will be excluded.  The impacts of any sale or disposal of real estate development operations will be excluded for purposes of the PNW Plan.

The award opportunities for Mr. Brandt and Mr. Robinson are based on the achievement of specified 2012 Pinnacle West and APS earnings levels, respectively.  The awards achieved may be further adjusted by the Committee based upon its evaluation of business results and each officer’s individual performance.  Mr. Brandt has an award opportunity of up to 50% of his base salary if the threshold earnings level is met, up to 100% of his base salary if a target earnings level is met, and up to 200% of his base salary if a maximum earnings level is met, before adjustment for business results and individual performance; however, in no event may Mr. Brandt’s award exceed 200% of his base salary.  Mr. Robinson has an award opportunity of up to 37.5% of his base salary if the threshold earnings level is met, up to 75% of his base salary if a target earnings level is met, and up to 150% of his base salary if a maximum earnings level is met, before adjustment for business results and individual performance; however, in no event may Mr. Robinson’s award exceed 150% of his base salary.  In considering Messrs. Brandt’s and Robinson’s individual performance, the Committee may take into account factors such as shareholder value creation, customer service, financial strength, operating performance and safety.

The award opportunities for Messrs. Hatfield and Falck under the APS Plan and for Mr. Edington under the Palo Verde Plan are based on the achievement of specified 2012 APS earnings levels and specified business unit performance goals.  The awards achieved may be further adjusted by the Committee, with input from the Chief Executive Officer (“CEO”), based upon its evaluation of each officer’s individual performance.  Messrs. Hatfield and Falck have a target award opportunity of up to 50% of their base salary.  Messrs. Hatfield and Falck may earn less than the target amount or more, up to a maximum award opportunity of up to 100% of their base salary, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance.  Mr. Edington has an award opportunity of 12.5% up to a maximum of 100% of his base salary, depending on the achievement of the earnings and business unit performance goals, separately or in combination, and before adjustment for individual performance.  In no event may the awards to Messrs. Hatfield, Falck and Edington exceed 100% of their base salary.  The business unit performance indicators that will be considered for Messrs. Hatfield and Falck are derived from APS’ critical areas of focus as provided in its Strategic Framework:  customers and communities, employees, operational excellence and shareholder value.  The business unit performance indicators for Mr. Edington are based on employees, operational excellence, performance improvement and shareholder value.  In considering each officer’s individual performance, with input from the CEO, the Committee may take into account factors such as shareholder value creation, customer service, financial strength, operational performance and safety.

In addition, consistent with Mr. Edington’s letter agreement regarding his employment, the Board approved a separate compensation opportunity for Mr. Edington of up to $125,000 upon the achievement of specific performance measures tied to Palo Verde operations performance and regulatory evaluations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: December 19, 2011	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: December 19, 2011	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial Officer